EXHIBIT 4.3

                                                                  EXECUTION COPY
                                                                  --------------

               INTELLECTUAL PROPERTY ASSIGNMENT AND SALE AGREEMENT


BETWEEN :                  EFOS INC., a corporation duly incorporated under the
                           laws of Ontario, having its head office at 2260
                           Argentia Road, Mississauga, Ontario, L5N 6H7;


                           (hereinafter referred to as "Opco")


AND : EXFO ELECTRO-OPTICAL ENGINEERING INC., a corporation duly incorporated under the laws of Canada, having its head office at 465 Godin Avenue, Vanier, Quebec, G1T 2M5;


                           (hereinafter referred to as "EXFO")


AND:                       JOHN    KENNEDY,    resident    and    domiciled   at
                           -----------------------------;


AND                        GLENN    HARVEY,    resident    and    domiciled   at
                           -----------------------------;


AND: EFOS CORPORATION, a corporation duly incorporated under the laws of Ontario, having its head office at 2260 Argentia Road, Mississauga, Ontario, L5N 6H7;


                           (hereinafter referred to as the "Shareholder")


                           (Opco, EXFO, the Shareholder, John Kennedy and Glenn Harvey being hereinafter sometimes collectively referred to as the "Parties" and individually as a "Party")


                           (the Shareholder, John Kennedy and Glenn Harvey being sometimes hereinafter collectively referred to

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                           as the "Guarantors" and individually as a
                           "Guarantor")

                                    PREAMBLE

WHEREAS Opco owns all rights in a patent registered on May 28, 1996 with the United States Patent Office as registration number 5521392, serial number 08-235621, entitled "Light Cure System With Closed Loop Control and Workpiece Recording" (the "Patent");

WHEREAS Opco wishes to assign all rights and title in and to the Patent to EXFO;

WHEREAS the Parties wish to enter into this Agreement on the terms and conditions more particularly provided herein.

NOW, THEREFORE, in consideration of the above premises and agreements herein contained, the preamble forming an integral part hereof, the Parties agree as follows:

1.       DEFINITIONS

         In this Agreement, except where the context or subject matter is inconsistent therewith, the following terms shall have the following meanings:

         1.1 "Affiliates" means, with respect to a Party to this Agreement, any person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management or policies of a person, whether through ownership of equity participation, voting securities, or beneficial interests, by contract, by agreement or otherwise.

         1.2 "Agreement" shall mean this document, the annexed schedules, which are incorporated herein, together with any future written and executed amendments agreed to by the Parties.

         1.3 "Assigned Rights" shall mean all rights and title in the Patent and all Intellectual Property Rights in the technology described in the Patent, in all countries.

         1.4 "Improvements" means innovations, inventions, ideas, designs, concepts, discoveries, techniques, works, processes, formulas, new derived material and modifications related to the Patent, whether or not patentable, copyrightable, or otherwise protectable as trade secrets or under any other intellectual property, conceived, brought to practice or developed by either Party after the date of this Agreement.

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         1.5      "Intellectual Property Rights" includes all patents, trade marks, service marks, registered designs, integrated circuits topographies, including applications for any of the foregoing, and includes all copyrights, design rights, know-how, confidential information, trade secrets and any other similar rights in Canada and in any other countries.

         1.6 "Patent" shall mean the patent described in recitals hereof and its counterpart applications in any country, now or thereafter owned by Opco or to which Opco otherwise acquires rights, including any patent application, divisional, continuation, provisional, reissue, re-examination, extension certificate, registration, renewal, confirmation and national phase entry application related to such Patent.

2.       ASSIGNMENT OF PATENT

         2.1 Subject to the terms and conditions contained in this Agreement, Opco hereby irrevocably assigns to EXFO all rights and title to the Patent as well as all Intellectual Property Rights in the technology described in the Patent, in all countries.

         2.2 The Parties hereby recognise and agree that any and all Intellectual Property Rights in any Improvements shall be held by EXFO.

         2.3 The Parties hereby recognise and agree that no Intellectual Property Rights are assigned, licensed or otherwise granted under this Agreement, save and except as explicitly stated in this Section 2.

3.       COMPENSATION

         3.1 In consideration of the Assigned Rights, EXFO agrees to pay Opco the sum of twenty five million dollars in United States Currency (US$25,000,000) (the "Purchase Price") payable upon the execution of this Agreement by all of the Parties hereto, plus all applicable taxes.

4.       REPRESENTATIONS AND WARRANTIES

         4.1 The Guarantors represent and warrant on a joint and several basis to EXFO that:

                  4.1.1 the Patent does not, to the best knowledge of the Guarantors, infringe upon any patent, or any trademark, copyright, trade secret or other Intellectual Property Rights or proprietary right of any third party, and that there is currently no actual or threatened suit against Opco by any third party

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                           based on an alleged violation of such right, and the
                           Guarantors do not know of any basis for any such action;

                  4.1.2 there are no outstanding assignments, grants, licenses, liens, encumbrances, obligations or agreements (whether written, oral or implied) regarding the Patent other than the license agreement entered into between Opco and Dentsply International Inc. as of July 3, 1997;

                  4.1.3 Opco has all rights, power and authority required in order to grant the Assigned Rights free and clear of all encumbrances or legal restrictions, in accordance with this Agreement;

                  4.1.4 Opco has good and marketable title to the Patent and is the sole owner of the Patent;

                  4.1.5 all registrations in respect of the Intellectual Property Rights in the technology described in the Patent (the "Registrations") are in good standing and Opco has paid all required fees to date in respect of any such Registrations in accordance with the applicable time frames;

                  4.1.6 to the Guarantor's knowledge, there are no facts or circumstances that could affect or result in the cancellation of any of the Registrations;

                  4.1.7 notwithstanding any investigation conducted prior to the execution of this Agreement and notwithstanding implied knowledge or notice of any fact or circumstance which any Party may have as a result of such investigation or otherwise, the parties hereto shall be entitled to rely upon the representations and warranties set forth herein and shall survive the execution of this Agreement in accordance with and subject to Section 4.2 hereof; and

                  4.1.8 there is no requirement for Opco to obtain any other authorisation, consent or approval from any third party as a condition to the enforceability of any provision of this Agreement or the lawful conclusion of the transactions contemplated by this Agreement.

         4.2 The representations and warranties of the Guarantors shall terminate on the date which is 180 days after the date EXFO has publicly released its audited financial statements for the year ended August 31, 2003, except to the extent that, during such period EXFO shall have given notice to the Guarantors, to the extent feasible, of any claim, demand, action or other proceedings ("Claim") made or notified by any third party against EXFO and arising out of the breach of any obligation or any representation and warranty under this Agreement, in which

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                  case such representation and warranty with respect to such
                  Claim shall continue in full force and effect until the final determination of such Claim.

         4.3 The Guarantors, on a joint and several basis, shall defend, indemnify and hold EXFO harmless against all Claims incurred or suffered by EXFO arising directly or indirectly out of (a) the breach of any representation or warranty contained or contemplated by this Agreement; and (b) the breach or non-fulfilment of any agreement, covenant or obligation of Opco or the Guarantors contained in this Agreement or in any other agreement or document required to be entered into by any of the Guarantors or Opco pursuant hereto, to the extent not waived in writing by EXFO.

         4.4 No claims with respect to breaches or failure of representations and warranties may be made against the Guarantors hereunder unless and until the aggregate amount of all claims which may be made pursuant to this Agreement exceed $100,000, in which event the Guarantors shall become liable for the full amount of all claims on a dollar for dollar basis, up to a maximum amount equal to the Purchase Price.

         4.5 The provisions of Sections 4.2 through 4.4 shall constitute the sole remedy of EXFO (in contract, torts of otherwise) for or in respect of the transactions contemplated by this Agreement.

5.       TERM

         5.1 This Agreement shall take effect upon the execution hereof by the Parties hereto.

6.       NOTICE

         6.1 Any notice provided for or permitted in this Agreement shall be in writing and will be deemed to have been given seven (7) days after having been mailed, postage pre-paid, by certified or registered mail or by recognised overnight delivery services, except in the case of a postal or other strike affecting the service used whereupon notice will be deemed to have been given seven (7) days after normal service resumes.

         6.2 Where personal service is made, any notice provided for or permitted in this Agreement will be deemed to have been given when received by the intended recipient. The intended recipient must be an individual whose personal name appears on the address set out in the notice.

         6.3      Addressing and delivery is to be made as follows:

                  6.3.1    If to Opco and/or the Guarantors:

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                                       -6-

                           2260 Argentia Road
                           Mississauga, Ontario
                           L5N 6H7
                           Facsimile: (905) 812-4300

                           ATTENTION: MR. GLENN T. HARVEY

                  6.3.2    If to EXFO:

                           EXFO ELECTRO-OPTICAL ENGINEERING INC.
                           465 Godin Avenue
                           Vanier, Quebec
                           G1T 2M5
                           Facsimile: (418) 683-9839

                           ATTENTION:  MR. GERMAIN LAMONDE, PRESIDENT

                  as the case may be. The Parties may communicate other addresses where notice must be sent from time to time. Such communication shall be in writing and shall have the effect of replacing the address under this Section.

7.       LIMITATION OF LIABILITY

         7.1 Except for liability under the indemnity set forth in Section 4.3, in no event shall any Party be responsible for any indirect damages including, but not limited to, damages resulting from lost profits, lost business revenue, lost opportunity or third party damages. These limitations on any Party's liability shall survive the termination of this Agreement irrespective of the manner or method in which it is terminated.

8.       LEGAL RELATIONSHIP

         8.1 In giving effect to this Agreement, no Party shall be or be deemed to be an agent or employee of any other for any purpose. Nothing in this Agreement shall constitute a partnership or a joint venture between or among any of the Parties. No Party shall have the right to enter into contracts or pledge the credit of or incur expenses or liabilities on behalf of any Party.

9.       CONFIDENTIALITY

         9.1 Each Party shall use reasonable efforts, no less than the protection given its own confidential information, to maintain in confidence all information of the any other Party disclosed by any other Party (each an "Owner") and identified as, or

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                  acknowledged to be, confidential at the time of the disclosure as well as the terms and conditions hereof (collectively, the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, Affiliates, employees, licensees, sublicensees, permitted assignees and agents, consultants, or representatives, to the extent such disclosure is reasonably necessary in connection with such Party's activities as expressly authorized by the Agreement. Each Party shall notify the other Parties promptly upon discovery of any unauthorized use or disclosure of any Party's Confidential Information.

         9.2 The confidentiality obligations contained in Section 9.1 above shall not apply to the extent that (a) any receiving Party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product or service, provided in either case that the Recipient shall provide written notice thereof to the Owner and reasonable opportunity to object to any such disclosure or to request confidential treatment thereof; or
                  (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by or in the possession of the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the Owner hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any Party to the Agreement and not under a duty of confidentiality to the Owner.

10.      SALE OF SHARES

         10.1 This Agreement and the assignment of the Patent hereunder are executed and delivered in contemplation that, EXFO and John Kennedy, Glenn Harvey, the Shareholder, 1466716 Ontario Limited, 1466717 Ontario Limited and 1466718 Ontario Limited will complete the transactions contemplated by the Share Purchase Agreement dated as of March 5, 2001, with respect to the purchase all of the issued and outstanding shares of Opco under specific conditions. Completion of the transactions contemplated by the Share Purchase Agreement and any amendments thereto is a condition subsequent to the completion of the transaction contemplated in this present Agreement.

11.      FURTHER ASSURANCES

         11.1 Each Party agrees that upon the written request of any other Party, it will do all such acts and execute all such further documents, conveyances, deeds,

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                  assignments, registrations, transfers and the like, including the execution of any licence agreements between Opco and EXFO and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as any other Party hereto may from time to time reasonably request be done and/or executed as may be necessary or desirable to give effect to this Agreement and the obligations hereunder.

12.      REMEDIES

         12.1 Opco acknowledges that any violation of the terms of this Agreement would result in irreparable harm to EXFO which could not be adequately compensated by monetary award alone. In the event of any violation by Opco of the terms of this Agreement, including, without limitation, of any confidentiality provisions, and in addition to all other remedies available at law and at equity, EXFO shall be entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief, waiver, restraining order, injunction, decree or other remedy as may be appropriate to ensure compliance of Opco with the terms of this Agreement.

13.      MISCELLANEOUS PROVISIONS

         13.1 This Agreement shall be governed by the laws of the Province of Ontario (without regard to the principles of conflict of law thereof) and the laws of Canada applicable therein. The Parties agree to be governed by the jurisdiction of the courts of the Province of Ontario in the event that any proceeding is brought under the terms of this Agreement.

         13.2 In case of ambiguity, inconsistency or incompatibility between any provisions contained in this Agreement, the provision which is more specific shall prevail over the provision which is more general to the extent of any such ambiguity, inconsistency, incompatibility, as the case may be.

         13.3 Time is of the essence with respect to each provision of this Agreement.

         13.4 The titles of the articles and paragraphs of this Agreement are inserted solely for convenience, are not a part of this Agreement, and do not in any way limit or amplify the terms of this Agreement.

         13.5 This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions between and/or among the Parties, whether oral or written pertaining to the subject matter hereof. No supplement, modification or termination of this Agreement shall be binding, unless executed in writing by the Parties.

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         13.6     No provisions of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is in writing and signed by the Party to be charged with such waiver or consent. A waiver by a Party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same covenant or condition.

         13.7 This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

         13.8 Except as expressly provided otherwise in this Agreement, dates and times by which any Party is required to perform any obligation under this Agreement shall be postponed automatically to the extent, and for the period of time, that that Party is prevented from doing so by circumstances beyond its reasonable control. Such circumstances shall include acts of nature, strikes, lockouts, riots, acts of war, epidemics, government regulations imposed after the fact, fire, communications line failures, power failures, earthquakes or other disasters. The Party prevented from rendering performance must notify all other Parties immediately and in detail of the commencement and nature of such circumstance and the probable consequences of it. Each Party whose performance is delayed must use reasonable efforts to perform its obligations in a timely manner, must employ all resources reasonably required in the circumstances and must obtain supplies or services from other sources if reasonably available.

         13.9 Unless otherwise stipulated herein, all references to money under this Agreement shall be in Canadian currency.

         13.10 Should any Section or term contained in this Agreement be declared invalid by a court of law, it shall be severed from this Agreement without affecting any other terms which will continue to remain in full force.

         13.11 This Agreement has been drawn up in the English language at specific request of the Parties hereto. Cette convention a ete redigee en langue anglaise a la demande expresse des Parties aux presentes.

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IN WITNESS THEREOF, the Parties have executed this Agreement as of the date last written below.


                                   EFOS INC.

                                   Per: /s/ John Kennedy
                                        ---------------------------------------

                                   Title:  President

                                   Date:   March 14, 2001


                                   EXFO ELECTO-OPTICAL ENGINEERING INC.

                                   Per: /s/ Germain Lamonde
                                        ---------------------------------------

                                   Title:  President and Chief Executive Officer

                                   Date:   March 14, 2001


                                   EFOS CORPORATION

                                   Per: /s/ John Kennedy
                                        ---------------------------------------

                                   Title:  President

                                   Date:   March 14, 2001

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/s/ Michael Barrett                               /s/ John Kennedy
-----------------------------                     -----------------------------
Witness:  Michael Barrett                         John Kennedy


/s/ Michael Barrett                               /s/ Glenn Harvey
-----------------------------                     -----------------------------
Witness:  Michael Barrett                         Glenn Harvey